Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AquaVenture Holdings Limited:

We consent to the use of our report dated July 14, 2016 with respect to the balance sheet of AquaVenture Holdings Limited as of June 17, 2016, incorporated by reference herein.

We consent to the use of our reports dated May 13, 2016, with respect to the consolidated balance sheets of AquaVenture Holdings LLC as of December 31, 2014 and 2015, and the related consolidated statements of operations, members’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, incorporated by reference herein.

/s/ KPMG LLP

Providence, Rhode Island
October 4, 2016